Exhibit 15.24

AMENDMENT TO CREDIT AGREEMENT

NUMBER: KP-CRO/001/PK-TL/2007

-Number: 27.-

-At 17.30 (seventeen hours thirty minutes) Western Indonesia Time.

-On this day, Monday, 23-03-2009 (twenty-third of March, two thousand and nine).-

-Appear before me, Mrs. POERBANINGSIH ADI WARSITO, Sarjana Hukum, Notary in Jakarta, attended by witnesses whom I, Notary, am acquainted with, and whose names are identified at the end of this deed:

I.

Mr. RISWINANDI, born in Jakarta on 12-09-1957 (twelfth of September, nineteen fifty-seven) Indonesian citizen, Director for Corporate Banking, PT. BANK MANDIRI (Persero) Tbk., domiciled in South Jakarta, Jalan Wijaya I number 26, Rukun Tetangga 006, Rukun Warga 004, Kelurahan Petogogan, Sub-District of Kebayoran Baru.

-Holder of Identity Card number: 09.5307.120957.0056.

-According to his in his capacity

a.	as mentioned above;

b.

pursuant to a power of attorney dated 17-07-2008 (seventeenth of July two thousand and eight) number: SK.DIR/084/2008, prepared privately, affixed with sufficient duty stamps, the original copy of which has been presented to me, Notary;

the appearer, Mr. RISWINANDI, and the Authorizer whom he is representing, each acting in their respective capacities above, are therefore duly representing the Board of Directors of, and therefore for and on behalf of and duly representing “Limited Liability Company (Persero) PT. BANK MANDIRI Tbk., abbreviated to PT. BANK MANDIRI (Persero) Tbk”, domiciled and having its head office in Jakarta, whose articles of association has been entirely amended to confirm with Law Number: 40 of 2007 (two thousand and seven) regarding Limited Liability Company, incorporated in deed dated 25-06-2008 (twenty-fifth of June, two thousand and eight) number: 48, prepared before Doctor AMRUL PARTOMUAN POHAN, Sarjana Hukum, Lex

Legibus Magister, Notary in Jakarta, which deed has received approval of the Minister of Law and Human Rights of the Republic of Indonesia, Directorate General of General Legal Administration dated 08-07-2008 (eighth of July, two thousand and eight) number AHU-39432.AH.01.02.Tahun 2008.

PT Bank Mandiri (Persero) Tbk, shall hereinafter be referred to as “Bank Mandiri”;

II.

-Mr. JOHNNY SWANDI SJAM, born in Jakarta, on 15-08-1960 (fifteenth of August, nineteen sixty), Indonesian citizen, President Director of the company which will be identified herein below, domiciled in East Jakarta, Jalan Pulo Asem I number: 10, Rukun Tetangga 003, Rukun Warga 001, Kelurahan Jati, Kecamatan Pulo Gadung.

-Holder of Identity Card number: 09.5402.150860.0425.

-According to his statement in this matter acting in his aforementioned capacity, therefore duly representing the Board of Directors of, and therefore duly acting for and on behalf of, PT INDOSAT Tbk., domiciled in Jakarta, whose articles of association has been amended in its entirety to conform with Law number 40 of 2007 (two thousand and seven) on Limited Liability Company as incorporated in deed dated 14-07-2008 (fourteenth of July, two thousand and eight) number: 109, prepared before SUTJIPTO, Sarjana Hukum, Notary in Jakarta, which deed has received approval from the Minister of Law and Human rights of the Republic of Indonesia dated 06-08-2008 (sixth of August, two thousand and eight), Number: AHU-48398.AH.01.02.Year 2008.

-The latest composition of Board of Directors and Board of Commissioners are as set out in deed dated 25-08-2008 (twenty-fifth of August, two thousand and eight), number: 344, prepared before AULIA TAUFANI, Sarjana Hukum, then substituting for SUTJIPTO, Sarjana Hukum, Notary in Jakarta.

This Amendment to Credit Agreement constitute an integral part of the deed of Credit Agreement Number: KP-CRO/001/PK-TL/2007 No. 38 dated 18-09-2007 (eighteenth of September, two thousand and seven), prepared before me, Notary, which has received approval from the Board of Commissioners of PT Indosat Tbk. as set out in the Circular Resolution of the Board of Commissioners of PT INDOSAT Tbk., prepared privately and affixed with sufficient duty stamps, dated 12-03-2007 (twelfth of March, two thousand and seven) Number: 01/12-03-07..

-PT INDOSAT Tbk shall hereinafter be referred to as: “DEBTOR”.

Bank Mandiri and the DEBTOR shall hereinafter be collectively referred to as the “Parties” and each as a “Party.”

-The appearers in their above respective capacities, shall first make the following representations:

A.

Whereas, the DEBTOR has received a Credit Facility from Bank Mandiri comprising of a term loan up to a principal amount of Rp.2,000,000,000,000.00 (two trillion rupiah) as stated in the deed of Credit Agreement Number: KP-CRO/001/PK-TL/2007, Number: 38 dated 18-09-2007 (eighteenth of September, two thousand and seven), prepared before me, Notary (“Credit Agreement”).

B.

Whereas, pursuant to letters number: 010/H00-HBO/FIN/09 dated 28-01-2009 (twenty eighth of January, two thousand and nine), and number: 019/HOO-HBO/FIN/09 dated 13-02-2009 (thirteenth of February, two thousand and nine), the Debtor has stated its intention to amend several provisions of the Credit Agreement.

C.

Whereas, pursuant to letter number: CBG.CB3/D10.SPPK.002/2009 dated 23-03-2009 (twenty-third of March, two thousand and nine), Bank Mandiri has agreed to amend several provisions of the Credit Agreement.

-In accordance with the above representations, Bank Mandiri and the Debtor have agreed to amend the terms and conditions of the Credit Agreement by executing a deed of Amendment to Credit Agreement number: KP-CRO/001/PK-TL/2007 upon the following terms and conditions:

Article 1

Bank Mandiri and the Debtor agree to amend a number of terms and conditions of the Credit Agreement as follows:

1.	Amend Article 1 of the Credit Agreement by adding the definitions of EBITDA, Equity, and Group and Debt:

a.	incorporate the definition of EBITDA after the definition of Drawdown Time Limit, as follows:

“EBITDA” means, for any period, an amount equal to the sum of operating income (calculated before finance costs, taxes, non-operating income or expenses and extraordinary and exceptional items) plus depreciation and amortization, and, in the case of calculation of the ratio of aggregate Debt to EBITDA as referred to in Article 12.10. point c, EBITDA also take into account pro forma effect to any material acquisition or disposal of assets or businesses as if such acquisition or disposal had occurred on the first day of such period.

b.	incorporate the definition of Equity after the definition of EBITDA in Article 1 of the Credit Agreement, as follows:

“Equity” means total assets less liabilities, where liabilities exclude all indebtedness advanced by any (direct or indirect) shareholder of the Issuer to any member of the Group which is subordinated to any Debt.

c.	incorporate the definition of Group after the definition of Credit Facility in Article 1 of the Credit Agreement, as follows:

“Group” means the Debtor and its Subsidiaries.

d.	Incorporate the definition of Debt after the Definition of Credit Agreement in Article 1 of the Credit Agreement, as follows:

“Debt” means, with respect to any person (without duplication):

(i)	the principal of and premium (if any) in respect of debt of such person for money borrowed and debt evidenced by notes, debentures, bonds or other similar instruments which bears payable interest; and

(ii)	all obligations of such person in relation to procurement payables constituting accounts payable to such person’s suppliers:

(a)	which bear interest; and

(b)	payment for such accounts payable is due more than six (6) months after the date of invoice.

but, in relation to any member of the Group, deducting all indebtedness advanced by any (direct or indirect) shareholder of the Debtor to such member of the Group which is subordinated to the debt.

2.	Amend Article 12.10 of the Credit Agreement with regard to the total debt to equity ratio to become as follows:

a.	the ratio of aggregate Debt to Equity shall not exceed 2.5:1 (two point five to one) as stated in every quarterly consolidated financial statements.

3.	Amend Article 12.10 point b of the Credit Agreement with regard to the EBITDA to interest expense ratio to be come as follows:

b.	the ratio between EBITDA to interest expense shall be at least 3:1 (three to one) as stated in every audited annual consolidated financial statements.

4.	Amend Article 12.10 point c of the Credit Agreement with regard to the total Debt to EBITDA to be come as follows:

c.	the ratio between total Debt to EBITDA shall not exceed 3.5:1 (three point five to one) as stated in every audited annual consolidated financial statements.

Article 2

All references to “equity” in the Credit Agreement shall be amended to “Equity” as defined in this Amendment to Credit Agreement.

Article 3

All terms and conditions as set out in the Credit Agreement shall remain applicable to and binding upon Bank Mandiri and the Debtor, except with regard to matters specifically provided under the Amendment to Credit Agreement.

Article 4

This Amendment to Credit Agreement becomes effective upon the signing of the deed of Amendment to Credit Agreement by Bank Mandiri and the Debtor.

Therefore, the appearers acting through their authorized nominees, have signed this Amendment to Credit Agreement in Jakarta on the day and date as stated at the beginning of this Amendment to Credit Agreement.

-In connection with the matters elaborated above, the appearers acting in their aforementioned capacities represent that all provisions as provided and determined in the Credit Agreement, unless expressly amended pursuant to this deed shall continue to apply, thus the Credit Agreement and this deed shall constitute one integral part and is duly binding upon the parties.

-The appearers hereby assure the authenticity of identity of the appearers as declared in their identifications presented to me, Notary, and are fully liable in that regard and the appearers further represent to have understood the content of this deed.

The appearers are acquainted by me, Notary, as per their identifications.

In regard to all matters elaborated above, it is hereby prepared:

THIS DEED

Prepared as minute and read and signed in Jakarta on the day and date as stated at the beginning of this deed, witnessed by:

1.

-Mrs. SITI RUMANDANG BULAN LUBIS, Sarjana Hukum, Notary Magister, born in Medan on 31-01-1978 (thirty-first of January, nineteen seventy-eight), Indonesian Citizen, domiciled in East Jakarta, Komplek Bina Marga Number 2, Rukun Tetangga 001, Rukun Warga 003, Kelurahan Cipayung, Kecamatan Cipayung.

-Holder of Identity Card number: 09.5406.710178.8501

2.

-Mrs. DIYAH SUWATI, born in Solo on 26-10-1964 (twenty-sixth of October, nineteen sixty-four), Indonesian citizen, privately employed, domiciled in Tangerang, Jalan Talas II, Pondok Cabe Ilir, Rukung Tetangga 02, Rukun Warga 01, Kelurahan Pondok Cabe Ilir, Kecamatan Pamulang.

-Holder of Identity Card number: 3219222004.1786503

-For the time being residing in Jakarta.

both Assistant Notary, as witnesses.

-Immediately after this deed has been read by me, Notary, to the appearers and witnesses, the same is forthwith signed by the appearers, witnesses and me, Notary. Signed with two scratches with substitution.

-The original of this deed has been duly executed.

PREPARED AS A TRUE IDENTICAL COPY